GAMING AND CASINO FUND INVESTING CLASS SHARES

DISTRIBUTION PLAN AND AGREEMENT PURSUANT TO RULE 12B-1

UNDER THE INVESTMENT COMPANY ACT OF 1940

PLAN AND AGREEMENT made as of March 19, 2007 by and between Northern Lights Fund Trust (the "Trust") on behalf of its separate series, The Gaming and Casino Fund (the “Fund”), and the Trust’s distributor, Ladenburg Thalmann & Co., Inc. (the “DISTRIBUTOR”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers for public sale separate series of shares of beneficial interest, each corresponding to a distinct portfolio which may be further divided into separate classes of shares (the "Shares"); and

WHEREAS, the Trust has entered into a Distribution Agreement (the "Distribution Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Fund’s shares; and

WHEREAS, the Trust desires to adopt this Distribution Plan and Agreement pursuant to Rule 12b-1 under the 1940 Act (the "Plan") on behalf of the Fund pursuant to which the Trust, will pay an account maintenance and a distribution fee to DISTRIBUTOR in connection with the distribution of  Investor Class shares of the Fund; and

WHEREAS, DISTRIBUTOR desires to serve as distributor of Fund Shares and to provide, or arrange for the provision of distribution services pursuant to the Plan;

NOW THEREFORE, the parties agree as follows:

1.  A. The Fund is authorized to pay to DISTRIBUTOR, as compensation for DISTRIBUTOR's account maintenance services under this Plan and Agreement, an account maintenance fee, and, as compensation for DISTRIBUTOR's sales and promotional activities and services under this Plan and Agreement, a distribution fee at the combined rate of 0.25%, on an annualized basis of the average net assets attributable to the Investor Class shares of the Fund.  Such fees are to be paid by the Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the Fund's average daily net assets attributable to Investor Class shares of the Fund during the preceding month, and shall be calculated and accrued daily. DISTRIBUTOR shall use such fee, among other things, to make the payments contemplated by Paragraph 2(B) below and to pay interest and principal where such payments have been financed.

B. The Fund may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section 1.A. of this Plan and Agreement as agreed upon by the Board and DISTRIBUTOR and as approved in the manner specified in subsections (a) and (b) of Paragraph 3 of this Plan.

2.  A. The Trust hereby authorizes DISTRIBUTOR to enter into Sub-Agreements with certain securities dealers or brokers, administrators and others ("Recipients") to provide compensation to such Recipients based on the net asset value of Investor Class shares of the Fund held by clients or customers of that Recipient, for activities and services of the type referred to in Paragraph (B) of this Paragraph 2.

B. DISTRIBUTOR shall provide, or arrange for Recipients with which DISTRIBUTOR has entered into Sub-Agreements to provide, distribution and account maintenance services. The distribution services shall include assistance in the offering and sale of Investor Class shares of the Fund and in other aspects of the marketing of the shares to clients or prospective clients of the respective Recipients including any advertising or marketing services provided by or arranged by DISTRIBUTOR with respect to Investor Class shares of the Fund. The account maintenance services shall include answering routine inquiries concerning the Fund; assisting in the maintenance of accounts or sub-accounts in the Fund and in processing purchase or redemption transactions; making the Fund's investment plans and shareholder services available; and providing such other information and services to investors in Investor Class shares of the Fund as DISTRIBUTOR or the Trust, on behalf of the Fund, may reasonably request.

3.  This Plan shall not take effect with respect to the Fund unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Trustees of the Trust who are not "interested person" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees").

4.  This Plan may continue in full force and effect with respect to the Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 3.   This Agreement supersedes and replaces any prior agreements between the Trust and the DISTRIBUTOR regarding the subject mater hereof.

5.  DISTRIBUTOR shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect the each Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

6.  The Trust or the Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund. DISTRIBUTOR may terminate this Plan with respect to the Trust or the Fund, without payment of penalty, upon sixty (60) days written notice to the Trust or the Fund. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

7.  This Plan may not be amended to increase materially the amount of fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the outstanding shares of the Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections (a) and (b) of Paragraph 3 hereof.

8.  The amount of distribution and account maintenance fees payable by the  Fund to DISTRIBUTOR under this Plan and the amounts received by DISTRIBUTOR under the Distribution Agreement may be greater or lesser than the expenses actually incurred by DISTRIBUTOR on behalf of the Fund in serving as Distributor of the Shares. The distribution and account maintenance fees with respect to the Fund will be payable by the Fund to DISTRIBUTOR until either this Plan or the Distribution Agreement is terminated or not renewed with respect to the Shares of the Fund. If either this Plan or the Distribution Agreement is terminated or not renewed with respect to the Fund, any distribution expenses incurred by DISTRIBUTOR on behalf of the Fund which are in excess of payments which DISTRIBUTOR has received or accrued through the termination date shall be the sole responsibility and liability of DISTRIBUTOR, and are not obligations of the Fund.

9.  While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons of the Trust shall be made solely at the discretion of the Trustees who are not interested persons of the Trust.

10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

12. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust and DISTRIBUTOR have executed this Distribution Plan and Agreement as of the date first set forth above.

NORTHERN LIGHTS FUND TRUST

Attest:  /s/ Emile Molineaux

By: /s/ Andrew Rogers

Emile Molineaux

       Andrew Rogers

               Secretary

  President

LADENBURG THALMANN & CO., INC.

Attest: /s/ Jaime Desmond

By: /s/ Philip Blancato

Jaime Desmond

Philip Blancato

Vice President

President

Appendix A

As of March 19, 2007

The Gaming and Casino Fund